Exhibit 99.1

Innovex Announces Fiscal 2009 Third Quarter Results

PLYMOUTH, Minn.--(BUSINESS WIRE)--August 12, 2009--Innovex (Pink Sheets: INVX) today reported revenue for the fiscal 2009 third quarter ending July 4, 2009 of $10.7 million compared to $8.9 million for the fiscal 2009 second quarter, representing a 20.0% increase quarter on quarter. Revenue, excluding pass through material, for the fiscal 2009 third quarter was $7.4 million compared to $7.2 million for the fiscal 2009 second quarter, representing a 2.8% increase quarter on quarter.

The Company reported a net loss of $8.7 million, or $0.45 per diluted share, in the fiscal 2009 third quarter, as compared to a net loss of $6.5 million, or $0.33 per diluted share, in the fiscal 2009 second quarter. The net loss reported in the fiscal 2009 second quarter included an asset impairment charge of $0.7 million based on a potential cancellation of the sales contract of the Litchfield facility. Excluding the asset impairment charges, the net loss in the fiscal 2009 second quarter was $5.8 million, or $0.30 per diluted share.

Flat Panel Display (FPD) product revenue constituted 76% of the Company’s net sales for the fiscal 2009 third quarter, Actuator Flex Circuit (AFC) revenue was 20% and integrated circuit packaging application, network system and other application revenue was 4%.

The fiscal 2009 third quarter increase in revenue as compared to the fiscal 2009 second quarter was primarily driven by higher FPD products shipments, which grew by 65% quarter over quarter. The growth in FPD products was partly offset by lower revenue recorded for AFC products, which decreased by 37% when compared to the fiscal 2009 second quarter. The Company ended the fiscal 2009 third quarter with a backlog of orders of approximately $6.0 million, comprised of $1.8 million of orders that were requested to be delivered in the fiscal 2009 third quarter and $4.2 million of orders with delivery requested within the fiscal 2009 fourth quarter.

“Although we were able to make marginal improvement in the operating profit on essentially flat quarter to quarter revenue excluding pass through material, leaving $1.8 million of shippable revenue on the backlog at the end of the quarter was a disappointment. Limited working capital as well as operating inefficiencies contributed to this shortfall,” said Terry Dauenhauer, President and Chief Executive Officer. “We also had a significant revenue opportunity from our AFC customers which we were not able to take advantage of during the quarter due to limited working capital resulting from restrictive payment terms from a few of our suppliers. The good news is that the demand is improving and is still available to Innovex. Our customers continue to express their support for Innovex and we are working diligently to maximize our cash utilization short term and to complete our debt and working capital restructuring so we can maximize these opportunities. Actions are also being taken to position ourselves to be able to execute quickly and efficiently when this happens.”

Gross margins for the fiscal 2009 third quarter improved slightly by 6 percentage points when compared to the fiscal 2009 second quarter, but were still negatively impacted by the lower than expected revenue and low capacity utilization. The Company continues to focus on growing revenue and improving operational efficiency and cost structure in the future fiscal quarters.

Cash used by operating activities was $1.3 million in the fiscal 2009 third quarter. The Company’s liquidity on July 4, 2009 was $2.5 million, which was comprised of $1.5 million of cash on hand and $1.0 million under the Company’s short-term packing credit and working capital facilities which were not utilized. Utilization of the Company’s packing credit facility is dependent on presenting qualifying customer purchase orders to the banks for draw down. The Company’s liquidity position increased by $0.3 million when compared to April 4, 2009 mainly because of reduction in inventory levels, increase in accounts payables and improvement in the Company’s Days Sales Outstanding (DSO) from 43 days in the fiscal 2009 second quarter to 24 days in the fiscal 2009 third quarter. Capital expenditures for the fiscal 2009 third quarter were $0.2 million.

As announced in June 2009, the Company is currently working with the appointed financial advisor, PricewaterhouseCoopers FAS Limited, to provide assistance in restructuring the Company’s existing debt and to explore additional capital structure alternatives.

The Company continues to work diligently to grow its business, enhance the organization and management team to improve efficiency and continues to pursue new customers in the smartcards, ePC and healthcare industries.

Conference Call & Live Webcast

Innovex will conduct a conference call and webcast for investors beginning at 5:30 p.m. Eastern Time (ET) on August 12, 2009. During the conference call, Mr. Dauenhauer and other Company Officers will discuss the Company’s future product, revenue, mix and margin expectations along with historical results.

To listen to the live conference call, dial 785-424-1053 and ask for conference ID “Innovex.” The live webcast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available from Wednesday, August 12, 2009 through Friday, August 14, 2009. To access the replay, dial (402) 220-2661 and ask for conference ID “Innovex.” The webcast version of the conference call will be archived at www.innovexinc.com/investor.shtml.

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, the Company’s ability to qualify and ramp for new products, fluctuations in financial results, continued cash availability under Company credit facilities, ability to restructure the Company’s credit facilities and obtain a short term working capital facility, continued forbearance by the Company’s banks from declaring default and demanding immediate payment or applying any foreclosure process, fluctuations in currency rates and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

INNOVEX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended
	July 4, 2009	June 28, 2008

Net sales	$10,663	$16,174
Costs and expenses:
Cost of sales	13,888	18,536
Selling, general and administrative	1,634	2,083
Engineering	391	635
Asset impairment and restructuring charges	-	468
Net interest expense	1,241	781
Net FX (gain) loss	2,188	(1,836)
Net other (income) expense	21	(21)
Income (loss) before income taxes	(8,700)	(4,472)

Provision for income taxes	-	-
Net income (loss)	($8,700)	($4,472)

Net income (loss) per share:
Basic	($0.45)	($0.23)
Diluted	($0.45)	($0.23)

Weighted average shares outstanding:
Basic shares	19,443	19,410
Diluted shares	19,443	19,410

	Nine Months Ended
	July 4, 2009	June 28, 2008

Net sales	$33,207	$50,243
Costs and expenses:
Cost of sales	41,905	56,576
Selling, general and administrative	5,286	6,819
Royalty expense to equity investee	-	128
Engineering	1,253	1,917
Asset impairment and restructuring charges	1,312	3,439
Net (gain) loss on sale of assets	-	(125)
Net interest expense	2,897	2,203
Net FX (gain) loss	323	895
Net other (income) expense	76	(73)
Income (loss) before income taxes	(19,845)	(21,536)

Provision for income taxes	-	-
Net income (loss)	($19,845)	($21,536)

Net income (loss) per share:
Basic	($1.02)	($1.11)
Diluted	($1.02)	($1.11)

Weighted average shares outstanding:
Basic shares	19,439	19,409
Diluted shares	19,439	19,409

INNOVEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 4,	September 27,
Assets	2009	2008
Cash and short-term investments	$1,553	$6,532
Accounts receivable, net	2,805	14,345
Inventory	4,418	9,999
Other current assets	1,366	1,876
Total current assets	10,142	32,752
Property, plant and equipment, net	31,049	34,438
Assets held for sale	0	1,927
Intangible & other assets, net	32	40
Total assets	$41,223	$69,157

Liabilities and Stockholders' Equity (Deficit)
Current maturities of long-term debt	$5,934	$3,538
Line of credit	34,195	32,665
Accounts payable	14,962	23,306
Other current liabilities	4,296	4,479
Total current liabilities	59,387	63,988
Long-term debt	15,374	18,970
Stockholders' equity (deficit)	(33,538)	(13,801)
Total liabilities and stockholders' equity (deficit)	$41,223	$69,157

INNOVEX, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	Nine months ended
	July 4, 2009	June 28, 2008
Cash Flows From Operating Activities:
Net income (loss)	($19,845)	($21,536)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,763	5,777
Asset impairment charge	700	-
Stock option expense	108	266
Other non-cash items	2	(71)
Changes in operating assets and liabilities:
Accounts receivable	11,540	193
Inventories	5,581	1,321
Other current assets	510	433
Other long term assets	8	287
Accounts payable	(8,345)	(1,004)
Other current liabilities	(182)	4
Net cash used in operating activities	(4,160)	(14,330)

Cash Flows From Investing Activities:
Capital expenditures	(1,150)	(1,382)
Proceeds from sale of assets	-	126
Net cash used in investing activities	(1,150)	(1,256)

Cash Flows From Financing Activities:
Payments on long-term debt	(1,082)	(6,004)
Issuance of long-term debt	-	1,508
Effect of currency translation on long-term debt	(117)	684
Net line of credit activity	1,530	14,528
Proceeds from exercise of stock options	-	3
Net cash provided by (used in) financing activities	331	10,719
Increase (decrease) in cash and equivalents	(4,979)	(4,867)
Cash and equivalents at beginning of period	6,532	10,454
Cash and equivalents at end of period	$1,553	$5,587

Use of non-GAAP financial measures

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance to GAAP. We provide these non-GAAP financial measures to be helpful in assessing the Company’s on-going operating results and to allow for greater transparency related to supplemental information. Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial statements attached to this press release and financial statements previously filed with the Securities and Exchange Commission.

Revenue excluding pass-through material:

The revenue excluding pass-through material non-GAAP financial measures used in this press release allow quantification of the margin generating portion of our revenue and the margin performance for that portion. Revenue excluding pass-through material is calculated by subtracting pass-through material from GAAP revenue. Pass-through material is defined as material components where our customer provides the specifications, dictates the supplier and negotiates the price of components to be added to the Innovex manufactured flexible circuit.

In millions	Quarter ending
	July 4, 2009	April 4, 2009
Net sales	$10.7	$8.9
Pass-through material components	3.3	1.7
Revenue excluding pass-through material	$7.4	$7.2

Net loss and net loss per share excluding restructuring & goodwill impairment:

The net loss and net loss per share excluding restructuring costs & goodwill impairment non-GAAP financial measures used in this press release provide information related to our operating results excluding charges related to transitional activities.

Net loss excluding restructuring & asset impairment:

In millions	Quarter ending
	July 4, 2009	April 4, 2009
Net loss	$8.7	$6.5
Restructuring expense & asset impairment	0.0	0.7
Net loss excluding restructuring & asset impairment	$8.7	$5.8

Net loss per share excluding restructuring & asset impairment:

	Quarter ending
	July 4, 2009	April 4, 2009
Net loss per share	$0.45	$0.33
Restructuring expense & asset impairment per share	0.00	0.03
Net loss per share excluding restructuring & asset impairment	$0.45	$0.30

CONTACT:
Innovex, Inc.
http://www.innovexinc.com
Randy Acres, CFO, 763-383-4035